Exhibit 99.2

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
303-566-1000	303-566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

TIME WARNER TELECOM PRICES OFFERING

OF SENIOR NOTES

LITTLETON, Colo. — February 3, 2005 - Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced that it has priced $200 million aggregate principal amount of Senior Notes to be issued by its wholly owned subsidiary, Time Warner Telecom Holdings Inc. (“Holdings”).

The net proceeds from the offering of the Senior Notes will be used to fund capital expenditures associated with the Company’s business. Following the closing of the offering, the Company intends to call for redemption of $200 million in principal amount of its 9 3/4% Senior Notes due 2008.

The offering consists of Senior Notes due 2014, which will be guaranteed on a senior unsecured basis, by Time Warner Telecom Inc. and its subsidiaries. The offering is expected to close on or about February 9, 2005. The Senior Notes bear interest at 9.25% and will be issued at 100.25% of par.

The Senior Notes are being offered by Holdings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non U.S. persons under Regulation S of the Securities Act.

The Senior Notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services.